                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                   AVALONBAY COMMUNITIES, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                       2900 EISENHOWER AVENUE, SUITE 300
                           ALEXANDRIA, VIRGINIA 22314
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 10, 2000

                            ------------------------

    NOTICE IS HEREBY GIVEN that the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of AvalonBay Communities, Inc. (the "Company") will be held on Wednesday, May 10, 2000 at 9:30 a.m. local time at The Plaza Hotel, Fifth Avenue and Central Park South, New York, NY 10019, for the following purposes:

        1. To elect the following eight (8) directors to serve until the 2001 Annual Meeting of Stockholders and until their respective successors are elected and qualified: Gilbert M. Meyer, Richard L. Michaux, Bruce A. Choate, Michael A. Futterman, John J. Healy, Jr., Brenda J. Mixson, Lance R. Primis and Allan D. Schuster.

        2. To transact such other business that may be properly brought before the Annual Meeting and at any adjournments thereof.

    Any action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned.

    The Board of Directors has fixed the close of business on March 20, 2000 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting and at any adjournments thereof. Only stockholders of record of the Company's common stock, par value $0.01 per share (the "Common Stock"), at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof.

    You are requested to fill in and sign the enclosed Proxy Card, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy delivered by a holder of Common Stock may be revoked by a writing delivered to the Company stating that the proxy is revoked or by delivery of a later dated proxy. Stockholders of record of the Company's Common Stock who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy.

                                 By Order of the Board of Directors

                                                 Edward M. Schulman
                                                          SECRETARY

Alexandria, Virginia
April 5, 2000

    WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES OF COMMON STOCK IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

                          AVALONBAY COMMUNITIES, INC.

                       2900 EISENHOWER AVENUE, SUITE 300
                           ALEXANDRIA, VIRGINIA 22314

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                    FOR 2000 ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON MAY 10, 2000

                                                                   April 5, 2000

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AvalonBay Communities, Inc. (the "Company") for use at the 2000 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 10, 2000 at 9:30 a.m. and at any adjournments thereof (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to vote upon the election of eight (8) directors of the Company and act upon any other matters properly brought before them.

    This Proxy Statement and the accompanying Notice of Annual Meeting and Proxy Card are first being sent to stockholders on or about April 5, 2000. The Board of Directors has fixed the close of business on March 20, 2000 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting (the "Record Date"). Only stockholders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), at the close of business on the Record Date will be entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, there were 65,870,745 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held.

    The presence, in person or by proxy, of holders of a majority of all of the shares of Common Stock entitled to be cast is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and "broker non-votes" will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. A "broker non-vote" refers to a share represented at the Annual Meeting which is held by a broker or other nominee who has not received instructions from the beneficial owner or person entitled to vote such share and with respect to which, on one or more but not all proposals, such broker or nominee does not have discretionary voting power to vote such share.

    STOCKHOLDERS OF THE COMPANY ARE REQUESTED TO COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. SHARES REPRESENTED BY A PROPERLY EXECUTED PROXY RECEIVED PRIOR TO THE VOTE AT THE ANNUAL MEETING AND NOT REVOKED WILL BE VOTED AT THE ANNUAL MEETING AS DIRECTED ON THE PROXY. IF A PROPERLY EXECUTED PROXY IS SUBMITTED BUT NOT MARKED AS TO A PARTICULAR ITEM, THE PROXY WILL BE VOTED FOR THE ELECTION OF THE EIGHT (8) NOMINEES FOR DIRECTORS OF THE COMPANY NAMED IN THIS PROXY STATEMENT. IT IS NOT ANTICIPATED THAT ANY MATTERS OTHER THAN THOSE SET FORTH IN THE PROXY STATEMENT WILL BE PRESENTED AT THE ANNUAL MEETING. IF OTHER MATTERS ARE PRESENTED, PROXIES WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXY HOLDERS.

    A stockholder of record of the Company's Common Stock may revoke a proxy at any time before it has been exercised by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, or by appearing in person and voting by ballot at the Annual Meeting. Any stockholder of record of the Company's Common Stock as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously delivered proxy.

    The Company's 1999 Annual Report, including financial statements for the fiscal year ended December 31, 1999, is being mailed to stockholders concurrently with this Proxy Statement. The Annual Report, however, is not part of the proxy solicitation material. A copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission may be obtained by writing to AvalonBay Communities, Inc., 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, Attention: Chief Financial Officer.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The Board of Directors currently consists of nine (9) members. One current member of the Board of Directors, Richard W. Miller, has determined not to stand for re-election. Accordingly, eight (8) directors will be elected at the Annual Meeting to serve until the 2001 Annual Meeting and until their successors are elected and qualified. The following persons who have chosen to stand for re-election as directors of the Company have been nominated by the Board of
Directors: Gilbert M. Meyer, Richard L. Michaux, Bruce A. Choate, Michael A. Futterman, John J. Healy, Jr., Brenda J. Mixson, Lance R. Primis and Allan D. Schuster (the "Nominees"). The Board of Directors anticipates that each of the Nominees, if elected, will serve as a director. However, if any person nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend. The Board of Directors will consider a nominee for election to the Board of Directors recommended by a stockholder of record if the stockholder submits the nomination in compliance with the requirements of the Company's Bylaws. See "Other Matters--Stockholder Proposals for Annual Meetings" for a summary of these requirements.

REQUIRED VOTE AND RECOMMENDATION

    Only stockholders of record of the Company's Common Stock are entitled to vote on this proposal. Proxies will be voted for Proposal 1 unless contrary instructions are set forth on the enclosed Proxy Card. A plurality of the votes cast for the election of a Nominee for director shall elect such Nominee. Accordingly, abstentions and broker non-votes will have no effect on this proposal.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" ALL OF THE
     NOMINEES.

INFORMATION REGARDING NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information with respect to the Nominees for election as directors at the Annual Meeting based on information furnished to the Company by each Nominee. Unless otherwise specified, the following information is as of February 10, 2000 and is based upon 65,870,294 shares of Common Stock outstanding at the close of business on such date.

                                                                       AMOUNT AND NATURE
                                                                         OF BENEFICIAL              PERCENT
                                                            DIRECTOR     OWNERSHIP OF                  OF
NAME OF NOMINEE                                    AGE       SINCE     COMMON STOCK (1)              CLASS
---------------                                  --------   --------   -----------------            --------
Gilbert M. Meyer...............................     55        1978         1,254,813(2)               1.9%
Richard L. Michaux.............................     56        1998           696,896(3)               1.1
Bruce A. Choate................................     52        1994            32,500(4)(5)              *
Michael A. Futterman...........................     57        1998            50,974(5)(6)(7)           *
John J. Healy, Jr..............................     53        1996            31,000(8)(9)              *
Brenda J. Mixson...............................     47        1994            37,000(4)                 *
Lance R. Primis................................     53        1998            12,000(10)                *
Allan D. Schuster..............................     58        1998            56,876(7)                 *

------------------------

*   Less than one percent.

(1) Except as otherwise noted, each individual in this table has sole voting and investment power over the shares listed.

(2) Includes 340,500 shares issuable upon the exercise of stock options that vest on or before April 10, 2000. Does not include 24,977 shares issuable in the future under deferred stock awards granted to Mr. Meyer pursuant to elections made under the 1994 Stock Incentive Plan, as amended and restated (the "Stock Incentive Plan").

(3) Includes (i) 264,026 shares issuable upon the exercise of stock options that vest on or before April 10, 2000, (ii) 2,173 shares owned indirectly by Mr. Michaux's spouse, and (iii) 52,244 shares owned indirectly by The Michaux Family LLC.

(4) Includes 31,000 shares issuable upon the exercise of stock options that vest on or before April 10, 2000.

(5) Does not include 5,415 shares issuable in the future under a deferred stock award granted to the Nominee pursuant to elections made under the Stock Incentive Plan.

(6) Includes 7,683 shares held jointly with spouse.

(7) Includes 39,195 shares issuable upon the exercise of stock options that vest on or before April 10, 2000.

(8) Includes 25,000 shares issuable upon the exercise of stock options that vest on or before April 10, 2000.

(9) Does not include 2,090 shares issuable in the future under a deferred stock award granted to the Nominee pursuant to an election made under the Stock Incentive Plan.

(10) Does not include 2,217 shares issuable in the future under a deferred stock award granted to the Nominee pursuant to an election made under the Stock Incentive Plan.

    The following biographical descriptions set forth certain information with respect to the Nominees, the director of the Company who is not standing for re-election, the executive officers of the Company who are not directors, and the senior vice presidents of the Company, based on information furnished to the Company by each Nominee, director, executive officer and senior vice president. There is no family relationship between any director, executive officer or senior vice president of the Company. Officers of the Company are elected annually at the first meeting of the Board of Directors following each annual meeting of stockholders. Each officer holds office until the first meeting of the Board of Directors following the next annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her death, resignation or removal in the manner provided in the Company's Bylaws.

NOMINEES FOR ELECTION AS DIRECTORS

    GILBERT M. MEYER is the founder and Executive Chairman of the Company and, since 1978, has been continuously involved with the Company as an executive officer, director and stockholder. The Company and Mr. Meyer recently announced that Mr. Meyer will retire as Executive Chairman following the 2000 Annual Meeting; however, Mr. Meyer is standing for re-election as a director and intends to continue to serve on the Board of Directors. Mr. Meyer has also entered into a three year consulting agreement with the Company that will begin following the 2000 Annual Meeting (see "Certain Relationships and Related Transactions"). Prior to the completion of the merger of the Company and Avalon Properties, Inc. ("Avalon Properties") in June 1998 (the "Merger"), Mr. Meyer served as the Company's Chairman, President and Chief Executive Officer.
Mr. Meyer is also the founder and remains a major stockholder and a member of the board of directors of Greenbriar Homes Communities, Inc., a private for-sale single family home building company in the San Francisco

Bay area. Prior to founding the Company, Mr. Meyer was Chief Financial Officer for BAS Homes and prior to that was a Vice President responsible for real estate workouts for Boise Cascade Credit Corporation. Mr. Meyer is a licensed certified public accountant and general contractor, and holds a B.A. degree from St. Mary's College of California and an M.B.A. degree from the University of California at Berkeley. In addition, he has served as a member of the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT"), as a member of the Policy Advisory Board of the Fisher Center for Real Estate and Urban Economics, University of California at Berkeley, and as local president of the Home Builders Association, an affiliate of the National Association of Home Builders.

    RICHARD L. MICHAUX has been a director and Chief Executive Officer of the Company since the Merger, and he assumed the additional office of President in February 1999. He had previously been a director and the Chief Executive Officer of Avalon Properties from its formation in August 1993 through the consummation of the Merger in June 1998. Prior to the formation of Avalon Properties, Mr. Michaux was a partner of Trammell Crow Residential ("TCR"), which he joined in 1980, and served as one of the three Group Managing Partners of TCR from 1986 to 1993. In that capacity, he was responsible for residential development in the Mid-Atlantic, Northeastern and Midwestern states. Mr. Michaux graduated from the United States Naval Academy with distinction and holds an M.B.A. degree from the University of North Carolina at Chapel Hill, where he was a Morehead Fellow and a Dean's Scholar. Mr. Michaux's professional affiliations include: past Chairman of the National Multi Housing Council; Vice Chairman of the Gold Flight Council of the Urban Land Institute (the "ULI"); member of the Executive Committee of the Board of Governors of NAREIT; Vice President/Treasurer of the United States Naval Academy Class of 1966 Foundation; and founding Board member of the D.C. Early Child Care Collaborative.

    BRUCE A. CHOATE has been a director of the Company since April 1994. Since 1991, Mr. Choate has served as Chief Financial Officer of Watson Land Company, a privately-held real estate investment trust ("REIT") in Carson, California. Prior to joining Watson Land Company, Mr. Choate was employed by Bixby Ranch Company, a privately-held real estate investment company in Seal Beach, California, as Senior Vice President and Chief Financial Officer. Mr. Choate graduated from the University of California, Los Angeles and attended the Graduate School of Business at the University of Southern California.

    MICHAEL A. FUTTERMAN has been a director of the Company since June 1998 and was a director of Avalon Properties from December 1993 through the consummation of the Merger in June 1998. Since 1983, Mr. Futterman has been Chairman of American Realty Capital Inc., a closely held real estate company which has arranged over $1.5 billion of investments in property for its partners and stockholders. From 1988 to 1992, Mr. Futterman also held the position of President of Elders American Realty Capital, Inc., a participating mortgage lender subsidiary of Elders IXL, an Australian public company. Prior to joining American Realty Capital Inc., Mr. Futterman was employed by Eastdil
Realty, Inc. from 1969 to 1983, where he was most recently Executive Vice President and a director. Mr. Futterman also served as a director of Dollar Dry Dock Savings Bank from July 1989 to March 1990, and Trustee of the International Center of Photography from 1986 to 1992. Mr. Futterman graduated from the Carnegie Institute of Technology and the Georgetown University Law School.

    JOHN J. HEALY, JR. has been a director of the Company since May 1996.
Mr. Healy is co-founder and Chief Executive Officer of Hyde Street
Holdings, Inc., a company formed in 1996 to pursue the creation of value in real estate and real estate related entities. In 1999, Mr. Healy co-founded Urban Media Communications Corporation, a telecommunications firm formed to specialize in the delivery of services in partnership with owners of portfolios of office buildings. From 1988 to 1996, Mr. Healy was a founder and a managing principal of the Hanford/Healy Companies, a national commercial real estate services company acquired by General Motors Acceptance Corporation--CM in September 1996. Mr. Healy has also held various management positions with real estate and financial firms (or their subsidiaries or affiliates) including: The Federal Asset Disposition Association (predecessor to the Resolution Trust Corporation), Bank of America and Manufacturers Hanover Trust Company. Mr. Healy has undergraduate (B.B.A.) and graduate (M.B.A.) degrees in Finance from Hofstra University.

    BRENDA J. MIXSON has been a director of the Company since April 1994. In March 1999, Ms. Mixson joined First Union Real Estate Equity and Mortgage Investments as Chief Financial Officer. From December 1997 until March 1999, Ms. Mixson worked at Prime Capital Holding, LLC, where she most recently served as Chief Financial and Investment Officer and Managing Director. From
February 1996 until December 1997, Ms. Mixson was a Managing Director of the Emerging Markets, Fixed Income Department for ING Barings (U.S.)
Securities, Inc., a member of the ING Group. Ms. Mixson previously served as Vice President--Real Estate Finance of ING Capital Corporation from March 1995 to February 1996. She served as an Executive Vice President and Chief Operating Officer of Reichmann International from April 1994 to March 1995. Ms. Mixson graduated from the University of Minnesota with a B.S. degree in Economics.

    LANCE R. PRIMIS has been a director of the Company since June 1998. Since 1997, Mr. Primis has been the managing partner of Lance R. Primis & Partners, LLC, a management consulting firm with clients in the media industry. From 1969 to 1996, Mr. Primis was employed in various positions by The New York Times Company, including the positions of President and Chief Operating Officer which he held from 1992 to 1996. In addition, Mr. Primis was the President and General Manager of The New York Times from 1988 to 1992. Mr. Primis currently serves as Chairman of PressPoint, Inc., a company that enables the transmission of newspapers through a digital satellite network to readers anywhere in the world upon demand. In addition, Mr. Primis is a member of the Board of Directors of the Torstar Corporation, Plum Holdings, LLC and the Partnership for a Drug Free America. Mr. Primis received a B.A. degree from the University of Wisconsin, and he completed the Marketing Management Program at Harvard Business School and the Stanford Executive Program at Stanford University.

    ALLAN D. SCHUSTER has been a director of the Company since June 1998 and was a director of Avalon Properties from December 1993 through June 1998. He has been a private investor since June 1993. From April 1988 until June 1993, he was Chairman and Chief Executive Officer of the Travelers Realty Investment Company, where he directed that company's investment activities in commercial and agricultural real estate. During Mr. Schuster's tenure, Travelers' portfolio of mortgages, equities and joint ventures ranged between $12 billion and $20 billion. During this same period, Mr. Schuster was Chairman and Chief Executive Officer of Prospect Company, a $2 billion real estate development company. From December 1972 to September 1987, Mr. Schuster was with Citibank, N.A., where during the last five years he was Managing Director of Citicorp Real Estate, Inc. He is a Member of the Appraisal Institute and the ULI.

DIRECTORS WHO ARE NOT STANDING FOR RE-ELECTION

    RICHARD W. MILLER, 59, has been a director of the Company since June 1998 and was a director of Avalon Properties from May 1997 through the consummation of the Merger in June 1998. From 1993 through 1997, he served as Senior Executive Vice President and Chief Financial Officer of AT&T and as a member of AT&T's Chairman's Office. For the three years prior to joining AT&T, Mr. Miller was Chairman, President and Chief Executive Officer of Wang Laboratories, Inc. From 1982 through 1988, he was with RCA Corporation and the General Electric Company, which acquired RCA in 1986, first as RCA's Executive Vice President and Chief Financial Officer, then as RCA's Executive Vice President Consumer Products and Entertainment, overseeing what was then the largest consumer electronics business in the U.S., and finally as GE's Senior Vice President--Consumer Electronics. From 1970 to 1982, Mr. Miller was with Penn Central Corporation, including positions as the Chief Financial Officer of the parent company and Executive Vice President of its principal real estate subsidiary, Arvida Corporation. Mr. Miller holds a B.B.A. degree in economics from Case Western Reserve University and an M.B.A. in Finance from the Harvard Business School. Mr. Miller also serves as a director of Closure Medical Corporation, SBA Communications, Inc and MPower Communications Corporation.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

    BRYCE BLAIR, 41, has been Chief Operating Officer of the Company since February 1999. Prior to assuming that office, Mr. Blair had, since the Merger, served as Senior Vice President--Development/ Acquisitions, the same position he held with Avalon Properties from its formation in August 1993 through June 1998. Mr. Blair joined the Northeast Group of TCR in 1985 and was the partner responsible for overseeing development and acquisition of multifamily opportunities throughout Massachusetts, Rhode Island and Long Island, New York. Prior to joining the Northeast Group of TCR in 1985, he was a Project Manager with the Exxon Corporation responsible for managing the design, development and construction of capital improvement properties. Mr. Blair is a 1985 graduate of the Harvard Business School. He graduated MAGNA CUM LAUDE with an undergraduate degree in Civil Engineering from the University of New Hampshire. He is a member of the ULI, the Real Estate Finance Association of Greater Boston Real Estate Board, and the Real Estate Investment Advisory Council.

    ROBERT H. SLATER, 46, has been Executive Vice President--Property Operations since February 1999, and in that capacity is responsible for direct oversight of all of the Company's property operations, ancillary services and marketing. Prior to assuming that office, Mr. Slater had, since the Merger, served as Senior Vice President--Property Operations, the same position he held with Avalon Properties from its formation in August 1993 through June 1998. He served previously as Chief Operating Officer of Trammell Crow Residential Services for the Mid-Atlantic region. His responsibilities included all aspects of property management including property operations, marketing, training, human resources, risk management, resident services, engineering services and business development. Mr. Slater was responsible for opening and managing the Raleigh, North Carolina TCR office and was responsible for the development of several multifamily apartment communities. Prior to joining TCR in 1988, Mr. Slater served as law clerk to (now retired) Justice James G. Exum, Jr. of the Supreme Court of North Carolina and, thereafter, engaged in the private practice of law. Mr. Slater is a 1980 graduate of the University of Virginia School of Law with an undergraduate degree, CUM LAUDE, from Vanderbilt University.

    THOMAS J. SARGEANT, 41, has been Chief Financial Officer and Treasurer since the Merger. In addition, since January 2000, Mr. Sargeant has held the additional title of Executive Vice President and, prior to that, held the additional title of Senior Vice President. Mr. Sargeant is responsible for all of the financial operations of the Company, including capital markets/finance, financial reporting and financial services. Mr. Sargeant is also the chief officer in charge of information technologies. From March 1995 through June 1998, Mr. Sargeant served as the Chief Financial Officer and Secretary of Avalon Properties, and he was Treasurer of Avalon Properties from its formation in August 1993 through June 1998. He previously served as Group Financial Officer for the Northeast Group of TCR, the Mid-Atlantic Group of TCR and the Midwest Group of TCR and oversaw the financial services operations (including accounting and financial reporting, cash management, payroll, information systems and internal audit) as well as project finance for the Midwest Group of TCR. Mr. Sargeant joined TCR in 1986 as Controller and was promoted to Chief Financial Officer in 1989 and to Group Financial Officer in 1992. Prior to joining TCR, Mr. Sargeant was with Arthur Andersen & Co., where he specialized in the construction and real estate industries, serving both private and publicly held clients. Mr. Sargeant, a certified public accountant, is a MAGNA CUM LAUDE graduate of the University of South Carolina where he was elected to Phi Beta Kappa and the Honors College.

SENIOR VICE PRESIDENTS

    SAMUEL B. FULLER, 38, has been Senior Vice
President--Development/Construction since January 2000. Prior to assuming that office, Mr. Fuller served as the Company's Regional Vice President-- Development/Acquisitions, with responsibility in the Northeast and Pacific Northwest regions of the country. Prior to the Merger, he held the same position with Avalon Properties. From the formation of Avalon Properties in August 1993 through March 1998, Mr. Fuller was Vice President of Development for Connecticut and New York. Mr. Fuller joined the Northeast Group of TCR in 1989 and was the partner responsible for overseeing development and acquisition of multifamily opportunities throughout Connecticut and New York state excluding Long Island. Before joining TCR, Mr. Fuller was a Project Manager at Texas Instruments, Inc. Mr. Fuller is a 1989 graduate of the Harvard Business School and has a Bachelor of Science Degree in Mechanical Engineering from the University of New Hampshire College of Engineering and Physical Sciences.

    JAMES R. LIBERTY, 60, has been Senior Vice President--Construction Operations since June 1999. Prior to assuming that office, Mr. Liberty served as Vice President--Construction, with responsibilities in the East Coast and Midwest. Prior to the Merger, he held the same position with Avalon Properties. Mr. Liberty joined Avalon Properties in September 1996 as Senior Construction Manager for the Mid-Atlantic region, a position he held until April 1997. His previous experience included officerships in and positions with several prominent real estate development companies since the 1960's, where his management responsibilities have included high-volume multifamily housing and mid- and high-rise office building complexes in New York, New Jersey, Washington, D.C., Chicago and Detroit. He is a graduate of Rochester Institute of Technology and a licensed real estate broker.

    TIMOTHY J. NAUGHTON, 38, has been Senior Vice President--Chief Investment Officer since January 2000. Prior to assuming that office, Mr. Naughton served as the Company's Regional Vice President--Development/Acquisitions, with responsibility in the Mid-Atlantic and Midwest regions of the country. Prior to the Merger, he held the same position with Avalon Properties. From the formation of Avalon Properties in August 1993 until March 1998, Mr. Naughton was Vice President of Development, with responsibility for the Virginia and Maryland markets. He was previously a Development Partner with the Mid-Atlantic Group of TCR, which he joined in 1989. Mr. Naughton received his Master's Degree in Business Administration from the Harvard Business School in 1987 and an undergraduate degree in economics from the University of Virginia.

    CHARLENE ROTHKOPF, 48, joined the Company in March 2000 as Senior Vice President--Human Resources. Immediately prior to joining the Company, Ms. Rothkopf was founder and President of Human Capital Group, a management consulting firm specializing in strategic planning and human resource development. From 1996 to 1999, Ms. Rothkopf was Vice President of Operations Human Resources for Host Marriott Services Corporation, and from 1993 to 1996 she was Vice President of Human Resources Planning and Development for Host Marriott Corporation. From 1983 to 1993, Ms. Rothkopf was employed by Marriott Corporation, most recently as Director of Benefit Operations. Ms. Rothkopf holds an undergraduate degree and a masters degree in administration and supervision from the University of Maryland, and she performed doctoral work at George Washington University in Human Resources Development and Management Science.

BOARD OF DIRECTORS AND ITS COMMITTEES

    BOARD OF DIRECTORS.  The Board of Directors currently consists of nine
(9) members. The Board of Directors met five times during 1999. Each of the directors attended at least 75% of the total number of meetings of the Board of Directors and meetings of the committees of the Board of Directors that he or she was eligible to attend.

    AUDIT COMMITTEE. The Board of Directors has established an Audit Committee consisting of Bruce A. Choate (Chair), Richard W. Miller, Lance R. Primis and Allan D. Schuster, all of whom are independent of the Company's management. The Audit Committee, among other things, makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement with the independent public accountants, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, reviews the adequacy of the Company's internal accounting controls and performs such other oversight functions as may be requested from time to time by the Board of Directors. The Audit Committee met two times during 1999.

    COMPENSATION COMMITTEE. The Board of Directors has established a Compensation Committee consisting of Lance R. Primis (Chair), Bruce A. Choate, Michael A. Futterman and Brenda J. Mixson, all of whom are independent of the Company's management. The Compensation Committee exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation and benefit plans. The Compensation Committee also has authority to grant awards under the 1994 Stock Incentive Plan, as amended and restated (the "Stock Incentive Plan"), to the employee directors, management and other employees of the Company and its subsidiaries. The Compensation Committee met six times during 1999.

    NOMINATING COMMITTEE. Following the 1999 Annual Meeting, the Board of Directors established a Nominating Committee consisting of Richard W. Miller (Chair), John J. Healy, Jr., Richard L. Michaux and Gilbert M. Meyer. The Nominating Committee was formed to consider, and make proposals to the full Board regarding, issues relating to Board composition and performance. The Nominating Committee did not meet during 1999.

    INVESTMENT AND FINANCE COMMITTEE. Prior to the 1999 Annual Meeting, the Board of Directors had established a Finance Committee and an Investment Committee. Following the 1999 Annual Meeting, the Board of Directors combined those two committees into an Investment and Finance Committee. The Investment and Finance Committee was formed to provide oversight and support with respect to (i) financings and maintenance of the capital structure of the Company and
(ii) investment activities. The Investment and Finance Committee has authority, subject to certain limits and guidelines set by the Board of Directors and Maryland law, to approve financing and investment activity. The Investment and Finance Committee, which consists of Allan D. Schuster (Chair), Michael A. Futterman, John J. Healy, Jr., Brenda J. Mixson, Gilbert M. Meyer and Richard L. Michaux, met six times during 1999. Prior to the establishment of the Investment and Finance Committee, the Investment Committee met one time during 1999 and the Finance Committee met two times during 1999.

DIRECTOR COMPENSATION

    Directors of the Company who are also employees receive no additional compensation for their services as directors. Under the Stock Incentive Plan, on the fifth business day following each annual meeting of stockholders, each of the Company's non-employee directors automatically receives options to purchase 10,000 shares of Common Stock at the last reported sale price of the Common Stock on the NYSE on such date, and a restricted stock (or deferred stock award) grant of 2,000 shares of Common Stock. Subject to accelerated vesting under certain limited circumstances, all of such stock options become exercisable one year after the date of grant and such shares of restricted stock (or deferred stock awards) granted to non-employee directors vest at the rate of 20% on the date of issuance and on each of the first four anniversaries of the date of issuance. If a director elects to receive a deferred stock award in lieu of restricted stock, then at the time of such election, the director also elects at what time in the future he or she will receive shares of stock in respect of the vested portion of the deferred stock award.

EXECUTIVE COMPENSATION

    The following table sets forth, for each of the Company's last three fiscal years, the annual compensation awarded to the Company's chief executive officer and the four other executive officers of the Company who, on the basis of annual salary and bonus, were the most highly compensated officers of the Company during 1999 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                ANNUAL                        COMPENSATION
                                             COMPENSATION                        AWARDS
                                        -----------------------       ----------------------------
                                                                       SECURITIES      RESTRICTED         ALL OTHER
                                                                       UNDER-LYING       STOCK           COMPENSATION
NAME AND PRINCIPAL POSITION    YEAR      SALARY        BONUS(1)       OPTIONS(#)(2)   AWARDS($)(3)        ($)(4)(5)
---------------------------  --------   --------       --------       -------------   ------------       ------------
Gilbert M. Meyer(6).......     1999     $377,500       $243,200           59,400        $245,025(7)        $140,889
  Executive Chairman           1998      338,462(8)     262,500(8)        62,000         198,400(9)          73,846
                               1997      294,455(10)    250,287(10)      100,000         379,375(11)          1,000

Richard L. Michaux(12)....     1999      377,500        243,200           59,400         238,275(13)        136,288
  President and Chief          1998      231,542        252,000           62,000         198,400(14)        120,268
  Executive Officer

Bryce Blair(12)...........     1999      327,500        248,186           49,500         192,037(15)         46,167
  Chief Operating Officer      1998      180,212        241,941           46,500         150,720(16)         32,288

Robert H. Slater(12)......     1999      313,750        214,828           46,200         189,337(17)         55,767
  Executive Vice               1998      178,621        225,000           46,500         158,720(18)         41,150
  President--Property
  Operations

Thomas J. Sargeant(12)....     1999      270,000        228,472           39,600         141,412(19)         42,420
  Executive Vice President,    1998      160,758        205,309           37,200         125,760(20)         32,288
  Chief Financial Officer

------------------------

 (1) Cash bonuses may be paid under the Company's corporate bonus program in the discretion of the Compensation Committee to executive officers upon the attainment of performance-based criteria established by the Committee. For a general description of the program, see "Compensation Committee Report on Executive Compensation."

 (2) The options to purchase Common Stock that are listed for 1999, 1998 and 1997 consist of options granted on February 28, 2000, February 17, 1999 and January 30, 1998, respectively. The Summary Compensation Table does not include options to purchase common stock of Avalon Properties that were converted into the right to purchase Common Stock of the Company in connection with the Merger. On March 8, 1998, Avalon Properties granted options to purchase common stock of Avalon Properties to Messrs. Blair, Slater and Sargeant and, upon consummation of the Merger, these options converted into options to purchase 80,000, 80,000 and 70,000 shares of Common Stock of the Company, respectively.

 (3) During the period from March 1994 through December 31, 1999, 56,000 shares of restricted stock were granted by the Company to the Named Executive Officers, of which 40,800 shares had not yet vested. Based on the last reported sale price of the Company's Common Stock on the NYSE on December 31, 1999 of $34.3125 per share, the aggregate dollar value of these 40,800 shares of restricted stock was $1,399,950. This does not include shares of restricted stock of Avalon Properties that were granted to officers of Avalon Properties prior to the Merger.

 (4) For 1999, includes (i) amounts contributed by the Company to the Named Executive Officers' 401(k) accounts in the following amounts:
     Mr. Meyer--$2,896; Mr. Michaux--$4,800; Mr. Blair--$4,800;
     Mr. Slater--$4,800; and Mr. Sargeant--$4,800, and (ii) premiums paid by the Company for the Named Executive Officers' split dollar life insurance policies in the following amounts:

     Mr. Meyer--$126,593; Mr. Michaux--$115,468; Mr. Blair--$27,464;
     Mr. Slater--$36,273; and Mr. Sargeant--$27,464.

 (5) For 1998, includes (i) amounts contributed by the Company to the Named Executive Officers' 401(k) accounts in the following amounts:
     Mr. Michaux--$4,800; Mr. Blair--$4,800; Mr. Slater--$4,800; and
     Mr. Sargeant--$4,800 and (ii) premiums paid by the Company for the Named Executive Officers' split dollar life insurance policies in the following amounts: Mr. Meyer--$73,846; Mr. Michaux--$115,468; Mr. Blair--$27,488;
     Mr. Slater--$36,350; and Mr. Sargeant--$27,488.

 (6) Prior to the Merger, Mr. Meyer was the Company's Chairman, President and Chief Executive Officer.

 (7) Consists of 7,260 shares of restricted stock awarded as of February 28, 2000, valued at $33.75 per share. Twenty percent of these shares vested on the date of issuance and the remaining 80% of the shares vest in four equal installments on each of the first four anniversaries of the date of issuance. Dividends are payable on these shares.

 (8) An aggregate of $315,028 of Mr. Meyer's salary and bonus compensation in 1998 was deferred pursuant to an election under the Stock Incentive Plan. Such deferred compensation will be payable in the form of Common Stock on a date or dates in the future elected by Mr. Meyer.

 (9) Consists of 6,200 shares of restricted stock awarded as of February 17, 1999, valued at $32.00 per share. Twenty percent of these shares vested on the date of issuance and the remaining 80% of the shares vest in four equal installments on each of the first four anniversaries of the date of issuance. Dividends are payable on these shares.

(10) An aggregate of $265,493 of Mr. Meyer's salary and bonus compensation in 1997 was deferred pursuant to an election under the Stock Incentive Plan. Such deferred compensation will be payable in the form of Common Stock on a date or dates in the future elected by Mr. Meyer.

(11) Consists of 10,000 shares of restricted stock awarded as of January 30, 1998, valued at $37.9375 per share. These shares vest in five equal annual installments beginning on January 30, 1999. Dividends are payable on these shares.

(12) These Named Executive Officers began employment on June 4, 1998, the date of the Merger. The salaries indicated for 1998 consist of salary payments from June 4, 1998 through December 31, 1998 based on the following annual base salaries: Mr. Michaux--$350,000; Mr. Blair--$300,000;
     Mr. Slater--$300,000; and Mr. Sargeant--$270,000.

(13) Consists of 7,060 shares of restricted stock awarded as of February 28, 2000, valued at $33.75 per shares. Twenty percent of these shares vested on the date of issuance and the remaining 80% of the shares vest in four equal installments on each of the first four anniversaries of the date of issuance. Dividends are payable on these shares.

(14) Consists of 6,200 shares of restricted stock awarded as of February 17, 1999, valued at $32.00 per share. Twenty percent of these shares vested on the date of issuance and the remaining 80% of the shares vest in four equal installments on each of the first four anniversaries of the date of issuance. Dividends are payable on these shares.

(15) Consists of 5,690 shares of restricted stock awarded as of February 28, 2000, valued at $33.75 per share. Twenty percent of these shares vested on the date of issuance and the remaining 80% of the shares vest in four equal installments on each of the first four anniversaries of the date of issuance. Dividends are payable on these shares.

(16) Consists of 4,710 shares of restricted stock awarded as of February 17, 1999, valued at $32.00 per share. Twenty percent of these shares vested on the date of issuance and the remaining 80% of the shares vest in four equal installments on each of the first four anniversaries of the date of issuance. Dividends are payable on these shares.

(17) Consists of 5,610 shares of restricted stock awarded as of February 28, 2000, valued at $33.75 per shares. Twenty percent of these shares vested on the date of issuance and the remaining 80% of the shares vest in four equal installments on each of the first four anniversaries of the date of issuance. Dividends are payable on these shares.

(18) Consists of 4,960 shares of restricted stock awarded as of February 17, 1999, valued at $32.00 per share. Twenty percent of these shares vested on the date of issuance and the remaining 80% of the shares vest in four equal installments on each of the first four anniversaries of the date of issuance. Dividends are payable on these shares.

(19) Consists of 4,190 shares of restricted stock awarded as of February 28, 2000, valued at $33.75 per share. Twenty percent of these shares vested on the date of issuance and the remaining 80% of the shares vest in four equal installments on each of the first four anniversaries of the date of issuance. Dividends are payable on these shares.

(20) Consists of 3,930 shares of restricted stock awarded as of February 17, 1999, valued at $32.00 per share. Twenty percent of these shares vested on the date of issuance and the remaining 80% of the shares vest in four equal installments on each of the first four anniversaries of the date of issuance. Dividends are payable on these shares.

OPTION GRANTS WITH RESPECT TO FISCAL YEAR 1999

    The following table sets forth the options granted with respect to the fiscal year ended December 31, 1999 to the Company's Named Executive Officers.

                                                                                                  POTENTIAL
                                                      INDIVIDUAL GRANTS                          REALIZABLE
                                      --------------------------------------------------      VALUE AT ASSUMED
                                      NUMBER OF     PERCENT OF                                 ANNUAL RATES OF
                                        SHARES     TOTAL OPTIONS                                 STOCK PRICE
                                      UNDERLYING    GRANTED TO                                  APPRECIATION
                                       OPTIONS       EMPLOYEES     EXERCISE                  FOR OPTION TERM(1)
                                       GRANTED      FOR FISCAL      PRICE     EXPIRATION   -----------------------
NAME                                   (#) (2)       YEAR 1999      ($/SH)       DATE        5%($)        10%($)
----                                  ----------   -------------   --------   ----------   ----------   ----------
Gilbert M. Meyer....................  59,400(3)         7.0%        $33.75      2/28/10    $1,260,776   $3,195,055
Richard L. Michaux..................  59,400(3)         7.0          33.75      2/28/10     1,260,776    3,195,055
Bryce Blair.........................  49,500(3)         5.8          33.75      2/28/10     1,050,647    2,662,546
Robert H. Slater....................  46,200(3)         5.4          33.75      2/28/10       980,604    2,485,043
Thomas J. Sargeant..................  39,600(3)         4.6          33.75      2/28/10       840,518    2,130,037

------------------------

(1) The options will only have value if they are exercised, and that value will depend entirely on the share price on the exercise date. Potential realizable values are based on assumed compound annual appreciation rates specified by the Securities and Exchange Commission (the "SEC"). These increases in value are based on speculative assumptions and are not intended to forecast possible future appreciation, if any, of the Company's stock price.

(2) A total of 848,434 options to purchase Common Stock of the Company were granted to employees of the Company with respect to fiscal year end December 31, 1999. This chart excludes options granted on February 17, 1999 with respect to the fiscal year ended December 31, 1998 in the following amounts: Mr. Meyer--62,000; Mr. Michaux--62,000; Mr. Blair--49,500;
    Mr. Slater--46,500 and Mr. Sargeant--37,200.

(3) These options were granted on February 28, 2000 and become exercisable in three equal installments on the first, second and third anniversaries of the date of grant.

OPTION EXERCISES AND YEAR-END HOLDINGS

    The following table sets forth the aggregate number of options to purchase Common Stock that were exercised in 1999 and the value of options held as of December 31, 1999 by the Company's Named Executive Officers.

              AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999 AND
                       FISCAL YEAR-END 1999 OPTION VALUES

                                                                                           VALUE OF
                                                              NUMBER OF SECURITIES        UNEXERCISED
                                                             UNDERLYING UNEXERCISED      IN-THE-MONEY
                                   SHARES                      OPTIONS AT FISCAL       OPTIONS AT FISCAL
                                 ACQUIRED ON                        YEAR-END               YEAR-END
                                  EXERCISE        VALUE           EXERCISABLE/           EXERCISABLE/
NAME                                 (#)       REALIZED($)      UNEXERCISABLE(#)      UNEXERCISABLE($)(1)
----                             -----------   -----------   ----------------------   -------------------
Gilbert M. Meyer...............       0            $0           265,000/197,000       $2,715,625/$252,750
Richard L. Michaux.............       0             0           243,359/125,961          879,344/143,375
Bryce Blair....................       0             0           132,950/128,003          381,049/107,531
Robert H. Slater...............       0             0           132,950/128,003          381,049/107,531
Thomas J. Sargeant.............       0             0            88,615/129,988          263,803/86,025

------------------------

(1) Based on the last reported sale price of the Company's Common Stock on the NYSE on December 31, 1999 of $34.3125 per share.

EMPLOYMENT AGREEMENTS AND SEVERANCE ARRANGEMENTS

    On March 9, 1998, the Company entered into three-year employment agreements (collectively, as amended, the "Employment Agreements") with the Named Executive Officers, all of which became effective upon completion of the Merger. In consideration of the new employment agreements and option grants made by their respective companies in connection with the Merger, all of the Named Executive Officers waived any change in control benefits (such as severance payments or acceleration of option or restricted stock vesting) that could have become payable to them as a result of the Merger pursuant to any prior agreements with the Company or Avalon Properties, as the case may be. The Employment Agreements provide for automatic one year renewals after the third year, unless an advance notice of non-renewal is provided by either party to the other at least six months prior to the expiration of the employment term, and an automatic extension of three years upon a change in control of the Company.

    The Employment Agreements also provide for (i) base salary and
(ii) incentive compensation in the form of cash awards, stock options and stock grants subject to the discretion of, and attainment of performance goals established by, the Compensation Committee. Each Employment Agreement provides that the officer's base salary will be reviewed no less frequently than annually and may be increased but not decreased. During any renewal term, base salary increases will be equal to the greater of 5% of the prior year's base salary, a factor based on increases in the consumer price index, or an amount agreed upon by the parties.

    In the event the Company terminates the executive without Cause (as defined in the Employment Agreements), the executive resigns for Good Reason (as defined in the Employment Agreements, including a material adverse change in duties and/or position, involuntary relocation, and material breach of the agreement by the Company), or if the executive resigns for any reason within twelve
(12) months following a change in control, then the executive is entitled to severance benefits equal to: (A) three times the sum of a three year average of
(i) base salary, (ii) cash bonus earned and (iii) the value of stock and equity-based compensation awards granted (which value is to be determined by the Compensation Committee) (such average is referred to as the executive's "Covered Average Compensation"); (B) 36 months of welfare insurance benefits; (C) the vesting of equity awards; and (D) continued payment of the whole-life portion of the premiums due on a split-dollar life insurance policy for so long as such payments are due. In addition, if the Company elects not to renew the term of any of the Employment Agreements still in effect, it will be required to provide the executive with the following severance benefits:
(i) twelve (12) months of Covered Average Compensation; (ii) 24 months of welfare insurance benefits; (iii) vesting of equity awards; and (iv) continued payment of the whole-life portion of the premiums due on a split-dollar life insurance policy for so long as such payments are due. In the event any of the payments made exceeds three times the executive's average total annual compensation includable in income during the preceding five years ("base amount"), the excess over the executive's base amount could, under certain circumstances, constitute an "excess parachute payment" under the Code and subject the executive to a 20% excise tax and not be deductible by the Company. The Employment Agreements provide for a partial gross-up payment to the executive in such an event so that the executive is made whole for such excise tax, other than the income tax liability resulting from such gross-up payment.

    Each of the Employment Agreements provides that, in general, for one year following termination by the Company for Cause or termination by the executive (other than in the event of a constructive termination without Cause) prior to a change in control, each executive will not, without the prior consent of the Board of Directors, become associated with, or engage in any executive, managerial, directorial, administrative, strategic, business development or supervisory responsibilities and activities relating to all aspects of residential real estate ownership, management, residential real estate franchising and residential real estate joint venturing with respect to any person, corporation, partnership, venture or other entity which is engaged in the business of managing, owning, leasing, or joint venturing multifamily rental real estate within 30 miles of residential real estate owned or under management by the Company or its affiliates. In addition, the Employment Agreements provide that for one year following termination, each executive will not, without the prior written consent of the Company, solicit or attempt to solicit for employment, with or on behalf of any corporation, partnership, venture or other business entity, any employees of the Company or any of its affiliates or any person who was formerly employed by the Company or any of its affiliates within the preceding six months unless such person's employment was terminated by the Company or any of such affiliates.

    During 1999, the employment of two executive officers who were covered by employment agreements of the type described above was terminated, and those officers were paid severance in accordance with those employment agreements. Charles H. Berman, formerly the President of the Company, was paid severance of $5,738,757, and Jeffrey B. Van Horn, formerly the Senior Vice President--Investments of the Company, was paid severance of $3,687,310. In addition to such payments, Messrs. Berman and Van Horn received or are receiving the other benefits described above (e.g., accelerated vesting of options and restricted stock awards, continued insurance coverage). Certain option grants that had been made to Mr. Berman and that totaled 317,075 options in the aggregate were amended so that the terms of such options would not expire until the end of the original grant term. In connection with such payments, the Company and each officer entered into mutual releases of claims. The payments described above were included in a non-recurring charge that was taken during the first quarter of 1999.

    In March 2000, the Company and Mr. Meyer announced that Mr. Meyer would retire as Executive Chairman following the May 10, 2000 Annual Meeting. Although Mr. Meyer is retiring from his position as an executive officer of the Company, he is standing for re-election as a director and intends to continue to serve as a director of the Company. In connection with his retirement, the Company entered into a Mutual Release and Separation Agreement and a Retirement Agreement with Mr. Meyer. Under the terms of the Company's Stock Incentive Plan, by reason of his retirement, the vesting of Mr. Meyer's stock options will accelerate. In recognition of Mr. Meyer's contributions to the Company during the 22 years he served the Company, among the arrangements provided for in the Retirement Agreement is the payment to Mr. Meyer following his retirement of $73,374 as a prorated bonus for his services during a portion of 2000; the continued payment of the whole-life portion of the premiums on his split-dollar life insurance policy for so long as such premiums are due; and the forgiveness of a loan made by the Company in the amount of approximately $91,000. In addition, certain option grants that have been made to Mr. Meyer and that totaled 259,400 options in the aggregate were amended so that the terms of such options would not expire until the end of the original grant terms.
Mr. Meyer also entered into a three year consulting agreement with the Company. For a description of Mr. Meyer's consulting arrangement, see "Certain Relationships and Related Transactions."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    COMPOSITION OF COMPENSATION COMMITTEE. The Compensation Committee consists of Lance R. Primis (Chair), Bruce A. Choate, Michael A. Futterman and Brenda J. Mixson. The following is a summary of the compensation policies of the Company.

    OBJECTIVES OF EXECUTIVE COMPENSATION. The Company's executive compensation program is intended to attract, retain and reward experienced, highly motivated executives who are capable of leading the Company effectively and contributing to its long-term growth and profitability. The Company's objective is to utilize a combination of cash and equity-based compensation to provide appropriate incentives for executives while aligning their interests with those of the Company's stockholders.

    The Company compensates its executive officers through a combination of annual base salary, annual cash bonuses and awards under the Stock Incentive Plan. The Company's goal is to provide total compensation to its executive officers that is competitive with those levels of total compensation paid in the REIT industry for companies with similar property portfolios and of similar size, makeup and performance. For purposes of evaluating relative executive compensation amounts, the Compensation Committee reviewed the total compensation paid by comparable REITs and other real estate companies that were selected based primarily on financial performance, property type, market capitalization and geographic market diversity.

    The Company's compensation program has three principal elements: base salary, a "corporate bonus program" under which an annual cash bonus is paid, and a "long-term incentive goal program" under which stock options and restricted stock are granted.

    BASE SALARY. The Company establishes base salary levels for its key executives after reviewing their duties, making a subjective evaluation of recent performance, and after reviewing base salary levels for key executives of comparable REITs.

    CASH BONUS. Under the Company's corporate bonus program, the Compensation Committee may award annual cash bonuses to executive officers and certain other members of management for the achievement of specified performance goals for the Company and the individual. Each year, the Compensation Committee sets for each officer the maximum cash bonus that may be awarded that officer if maximum goals are achieved. For bonuses in respect of 1999, the goals for determining the percentage of such maximum cash bonus that were actually awarded were (i) the achievement of a targeted level of Funds from Operations ("FFO") per share and
(ii) an evaluation of management performance, with the weighting between these goals set in advance. For 2000, the goals will be (i) the achievement of a targeted level of FFO per share, (ii) the achievement of a targeted level of growth in same store net operating income, (iii) the achievement of a targeted average fixed charge coverage ratio, and (iv) an evaluation of management performance; the weightings applicable to each goal have been set in advance. For the management performance factor in determining the cash bonus to be paid to officers, the Committee will make a subjective evaluation of the performance of management, as a whole, in accomplishing certain goals of the Company; in making that subjective evaluation, the Committee will evaluate the yields on development communities, the maintenance of construction and lease-up schedules, the execution of capital markets transactions, the maintenance of balance sheet strength and flexibility, the turnover of employees, and the control of general overhead expenses.

    LONG-TERM INCENTIVE AWARDS. Stock options and restricted stock granted under the Company's Stock Incentive Plan are designed to provide long-term performance incentives and rewards tied to the price of the Company's Common Stock. Generally, options will vest over a period of three years and restricted shares will vest over a period of four years. Each year, the Compensation Committee sets for each officer the maximum number of options and restricted shares that may be granted that officer if maximum goals are achieved. The goals for determining the percentage of such maximum number of options and shares that were actually awarded in respect of 1999 included (i) total shareholder return on the Company's Common Stock, (ii) growth in FFO per share, (iii) the multiple that the price of the Company's Common Stock represents to the Company's FFO per share; in each case, achievement of these goals was determined by measuring the Company's performance against a peer group of apartment REITs. For 2000, the goals will include (i) total shareholder return on Common Stock during 2000, and
(ii) the multiple that the price of the Company's Common Stock represents to the Company's FFO per share, as measured against a peer group of apartment REITs. A portion of an officer's long-term incentive awards are determined on a discretionary basis. Each year, the weightings between each goal (including the portion attributable to an evaluation of officer performance) is set in advance. The Compensation Committee views stock options and restricted stock as a means of aligning management and stockholder interests and expanding management's long-term perspective. During 1999, the Committee decided that, for 2000, restricted stock would be a larger part of the long-term incentive awards than in 1999 and that options would be a smaller part; while both forms of awards are important in attracting and retaining executives and both forms of awards will continue to be major components of the Company's compensation arrangements, the Committee believed that it was important to give more emphasis to restricted shares than had been the case in 1999.

    COMPENSATION COMMITTEE PROCEDURES. The Company's executive compensation program is administered under the direction of the Company's Compensation Committee, none of whom are employed by the Company. Final compensation determinations for each fiscal year are generally made after the end of the fiscal year after financial statements for such year become available. At that time, cash bonuses and grants of stock options and restricted stock, if any, are determined based on the past year's performance, and base salaries and maximum cash bonuses and long term incentive awards for the following fiscal year are set. At a meeting held on February 28, 2000, the Compensation Committee determined annual cash bonuses under the corporate bonus program and awards of stock options and restricted stock under the long-term incentive goal program for its officers and certain key employees, as described in the Summary Compensation Table included in this Proxy Statement. The Committee also set financial targets to be used, along with areas for subjective evaluations of management and individual performance, in determining 2000 bonuses.

    COMPENSATION OF THE EXECUTIVE CHAIRMAN AND THE CHIEF EXECUTIVE OFFICER. The Compensation Committee considers the Company's financial performance to be the principal determinant in the overall compensation package of the Executive Chairman and the Chief Executive Officer. In determining the cash bonuses and long term incentive awards that should be provided these officers, the Compensation Committee considers the same financial criteria that are used for other officers. The Committee also considers individual performance of these officers.

    The annual base salary for each of Messrs. Meyer and Michaux for 1999 was $380,000, and the Compensation Committee believes that this rate, when considered together with their cash bonuses and long-term equity incentive compensation, is consistent with the Company's performance and their contributions to such performance and is in accord with industry practices. Under their Employment Agreements, the base salary for each officer is reviewed annually and may be increased but not decreased. Under the corporate bonus program, the Compensation Committee approved a $243,200 cash bonus for each of Messrs. Meyer and Michaux with respect to 1999. The Compensation Committee also awarded each officer options to purchase 59,400 shares of Common Stock based upon 1999 performance. These options will become exercisable in equal installments over a three-year period at an exercise price of $33.75 per share, the last reported sale price of the Common Stock on the

NYSE on the date of grant, February 28, 2000. This grant of options is intended to enhance each officer's long-term incentive to contribute to the Company's success, and was made without regard for their current share ownership. Finally, the Compensation Committee approved an award of 7,260 shares of restricted stock to Mr. Meyer and 7,060 shares of restricted stock to Mr. Michaux based upon 1999 performance. One-fifth of these shares vested on February 28, 2000, and the remaining shares vest in four equal annual installments. These cash bonuses and long term incentive awards were made following a review by the Committee of the financial performance of the Company and the individual performance of these officers, as described above.

    COMPENSATION OF OTHER EXECUTIVE OFFICERS. The Company's executive compensation program for other executive officers is based on the same performance goals and other factors described above for the Executive Chairman and Chief Executive Officer. The quantitative performance goals and the relative weighting of the quantitative performance factors described above is the same; the factors used in making a subjective evaluation of officer performance varies, however. The Compensation Committee considers the evaluations and recommendations of the Executive Chairman and Chief Executive Officer with respect to the other executive officers of the Company. In recognition of the Company's achievements during 1999, the Compensation Committee approved the Named Executive Officers' cash bonuses described in the Summary Compensation Table for the Company's fiscal year 1999 pursuant to the corporate bonus program.

    For all of the Named Executive Officers, the Compensation Committee also considers stock options and restricted stock grants to be an important component of total compensation. As a result of such grants, the Named Executive Officers will, like the Company's other stockholders, benefit from an appreciation in the Company's Common Stock price. Based on 1999 performance, following the end of 1999 the Compensation Committee authorized the grant to Messrs. Blair, Slater and Sargeant, of options to purchase 49,500, 46,200 and 39,600 shares of Common Stock, respectively. All of these options become exercisable in three equal annual installments at an exercise price of $33.75 per share, the last reported sale price of the Common Stock on the NYSE on the date of grant, February 28, 2000. In addition, the Compensation Committee approved the grant to each of Messrs. Blair, Slater and Sargeant of 5,690, 5,610, 4,190 shares of restricted stock, respectively. In each case, one-fifth of the shares granted vested on February 28, 2000, and the remaining four-fifths vest in four equal annual installments.

    The SEC requires that this report comment upon the Company's policy with respect to Section 162(m) of the Code, which limits the deductibility on the Company's tax return of compensation over $1 million to any of the Named Executive Officers of the Company unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by the Company's stockholders. The Company believes that, because it qualifies as a REIT under the Code and because all distribution requirements under the Code were satisfied, the Company is not subject to federal income taxes, and the payment of compensation that does not satisfy the requirements of
Section 162(m) will not affect the Company's net income. To the extent that compensation does not qualify for deduction under Section 162(m) a larger portion of stockholder distributions may be subject to federal income taxation as dividend income rather than return of capital. The Company does not believe that Section 162(m) will materially affect the taxability of stockholder distributions, although no assurance can be given in this regard due to the variety of factors that affect the tax position of each stockholder. For these reasons, the Compensation Committee's compensation policy and practices are not directly guided by considerations relating to Section 162(m).

    SUBMITTED BY THE COMPENSATION COMMITTEE:

           Lance R. Primis (Chair)
           Bruce A. Choate
           Michael A. Futterman
           Brenda J. Mixson

STOCK PERFORMANCE GRAPH

    The following graph provides a comparison, from December 1994 through December 1999, of the cumulative total stockholder return (assuming reinvestment of any dividends) among the Company, the Standard & Poor's ("S&P") 500 Index, and a peer group index composed of 22 publicly-traded apartment REITs, including the Company (the "NAREIT Apartment Index"). The NAREIT Apartment Index includes only REITs that invest directly or indirectly solely in the equity ownership of multifamily residential apartment communities. Upon written request to the Company's Secretary, the Company will provide any stockholder with a list of the REITs included in the NAREIT Apartment Index.

                         12/94       6/95      12/95       6/96      12/96       6/97      12/97       6/98      12/98       6/99
                        --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
AvalonBay                 100        98.75     127.58     140.55     201.29     211.80     228.05     227.21     213.93     238.26
Apartment REITs           100       100.34     112.26     119.13     144.75     153.73     167.96     164.36     153.22     173.81
S&P 500                   100       120.15     137.43     151.30     168.98     203.81     225.37     265.30     289.78     325.64

                         12/99
                        --------
AvalonBay                229.89
Apartment REITs          169.66
S&P 500                  350.72

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                 12/94   6/95   12/95    6/96   12/96    6/97   12/97    6/98   12/98    6/99   12/99
AvalonBay          100   98.75  127.58  140.55  201.29  211.80  228.05  227.21  213.93  238.26  229.89
Apartment REITs    100  100.34  112.26  119.13  144.75  153.73  167.96  164.36  153.22  173.81  169.66
S&P 500            100  120.15  137.43  151.30  168.98  203.81  225.37  265.30  289.78  325.64  350.72

    The historical information set forth above is not necessarily indicative of future performance. Data for the NAREIT Equity Index, the NAREIT Apartment Index and the S&P 500 Index were provided to the Company by NAREIT.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee consists of Lance R. Primis, Bruce A. Choate, Michael A. Futterman and Brenda J. Mixson. None of them has served as an officer of the Company or any of its subsidiaries. None of the members of the Compensation Committee has any other business relationship or affiliation with the Company or any of its subsidiaries (other than his or her service as a director). For a discussion of an arrangement in which Mr. Futterman has an indirect interest, see "Certain Relationships and Related Transactions."

PRINCIPAL STOCKHOLDERS

    The following table sets forth the beneficial ownership of the Company's Common Stock as to (i) each person or entity who is known by the Company to have beneficially owned more than five percent of the Company's Common Stock as of December 31, 1999, (ii) each of the Company's directors, (iii) each of the Named Executive Officers, and (iv) all directors and executive officers as a group, based on representations of officers and directors of the Company as of February 10, 2000 (unless otherwise indicated) and filings through February 2000 received by the Company on Schedule 13G under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All such information was provided by the stockholders listed (unless otherwise indicated) and reflects their beneficial ownership known by the Company. All percentages have been calculated as of February 10, 2000 and are based upon 65,870,294 shares of Common Stock outstanding at the close of business on such date.

                                                              NUMBER OF SHARES
                    NAME AND BUSINESS                         OF COMMON STOCK                PERCENT
               ADDRESS OF BENEFICIAL OWNER                 BENEFICIALLY OWNED (1)            OF CLASS
               ---------------------------                 ----------------------            --------
Gilbert M. Meyer.........................................         1,254,813(2)                 1.9%
Richard L. Michaux.......................................           696,896(3)                 1.1%
Bruce A. Choate..........................................            32,500(4)(5)                 *
Michael A. Futterman.....................................            50,974(5)(6)(7)              *
John J. Healy, Jr........................................            31,000(8)(9)                 *
Richard W. Miller........................................            21,139(5)(10)                *
Brenda J. Mixson.........................................            37,000(4)                    *
Lance R. Primis..........................................            12,000(11)                   *
Allan D. Schuster........................................            56,876(7)                    *
Bryce Blair..............................................           274,265(12)                   *
Thomas J. Sargeant.......................................           181,593(13)                   *
Robert H. Slater.........................................           291,026(12)(14)               *
All directors and executive officers as a group (12
  persons)...............................................         2,940,082(15)                4.4%
LaSalle Investment Management, Inc.
  200 East Randolph Drive, Chicago, IL 60601.............         5,100,526(16)                7.7%
Cohen & Steers Capital Management, Inc.
  757 Third Avenue, New York, NY 10017-2013..............         5,863,400(17)                8.9%

------------------------

*   Less than one percent

 (1) Except as otherwise noted, each individual in the table above has the sole voting and investment power over the shares listed. Each individual disclaims beneficial ownership as to any reported ownership by a spouse or child.

 (2) Includes 340,500 shares issuable upon the exercise of stock options that vest on or before April 10, 2000. Does not include 24,977 shares issuable in the future under deferred stock awards granted to Mr. Meyer, pursuant to elections made under the Stock Incentive Plan.

 (3) Includes (i) 264,026 shares issuable upon the exercise of stock options that vest on or April 10, 2000, (ii) 2,173 shares owned indirectly by Mr. Michaux's spouse, and (iii) 52,244 shares owned indirectly by The Michaux Family LLC.

 (4) Includes 31,000 shares issuable upon the exercise of stock options that vest on or before April 10, 2000.

 (5) Does not include 5,415 shares issuable in the future under a deferred stock award granted pursuant to an election under the Stock Incentive Plan.

 (6) Includes 7,683 shares held jointly with spouse.

 (7) Includes 39,195 shares issuable upon the exercise of stock options that vest on or before April 10, 2000.

 (8) Includes 25,000 shares issuable upon the exercise of stock options that vest on or before April 10, 2000.

 (9) Does not include 2,090 shares issuable in the future under a deferred stock award granted to the Nominee pursuant to an election under the Stock Incentive Plan.

(10) Includes 17,683 shares issuable upon the exercise of stock options that vest on or before April 10, 2000.

(11) Does not include 2,217 shares issuable in the future under a deferred stock award granted pursuant to an election under the Stock Incentive Plan.

(12) Includes 201,783 shares issuable upon the exercise of stock options that vest on or before April 10, 2000.

(13) Includes (i) 147,682 shares issuable upon the exercise of stock options that vest on or before April 10, 2000, (ii) 1,352 shares held by Mr. Sargeant's spouse and (iii) 1,382 shares owned indirectly for minor children.

(14) Includes 1,152 shares owned indirectly for minor children.

(15) Does not include the beneficial ownership of executive officers whose employment with the Company terminated prior to the date of this Proxy Statement.

(16) The information reported includes 4,017,182 shares beneficially owned by LaSalle Investment Management (Securities), L.P. ("LaSalle Securities"), a Maryland limited partnership, the limited partner of which is LaSalle Investment Management, Inc. ("LaSalle"). Information reported is based upon a Schedule 13G filed with the SEC on February 10, 2000 reporting beneficial ownership as of December 31, 1999. The Schedule 13G indicates that the reporting entities are investment advisers registered under Section 203 of the Investment Advisers Act of 1940 and that they have different advisory clients. The Schedule 13G also indicates that (i) LaSalle has sole dispositive and sole voting power with respect to 174,062 shares, shared dispositive power with respect to 909,282 shares and shared voting power with respect to 295,858 shares, and (ii) LaSalle Securities has sole dispositive power with respect to 252,392 shares, shared dispositive power with respect to 3,764,790 shares, sole voting power with respect to 310,686 shares and shared voting power with respect to 3,550,507 shares.

(17) Information reported is based upon a Schedule 13G filed with the SEC on February 10, 2000 reporting beneficial ownership as of December 31, 1999. This Schedule 13G indicates that the reporting entity is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The Schedule 13G also indicates that the reporting entity has sole dispositive power with respect to all of the shares and sole voting power with respect to 5,015,800 of the shares. The reporting entity has no shared dispositive or voting power with respect to the shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires persons who are officers of the Company as defined by Section 16 and directors and persons who own more than 10% of a registered class of the Company's equity securities (collectively, "Insiders") to file reports of ownership and changes in ownership with the SEC and one national securities exchange on which such securities are registered. In accordance with Rule 16a-3(c) under the Exchange Act, the Company has designated the NYSE as the national securities exchange with which reports pursuant to
Section 16(a) of the Exchange Act need be filed. Insiders are required by the SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of copies of such reports and written representations that no other reports were required during the fiscal year ended December 31, 1999, all filing requirements applicable to the Insiders were timely satisfied.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN BUSINESS RELATIONSHIPS

    PURCHASE OF MORTGAGE LOAN. Messrs. Michaux and Blair are partners of an entity that is the general partner of Arbor Commons Associates Limited Partnership ("Arbor Commons Associates"). Concurrently with Avalon Properties' initial public offering in November 1993 (the "Avalon Properties Offering"), Avalon Properties purchased an existing participating mortgage loan made to Arbor Commons Associates that was originated by CIGNA Investments, Inc. The mortgage loan is secured by the borrower's interests in the Avalon Arbor community. Avalon Properties purchased the mortgage loan, rather than the Avalon Arbor community, to avoid the current recapture of certain low income housing tax credits by certain unaffiliated third party investors. This loan has an outstanding principal amount of approximately $30 million and accrues interest at a fixed rate of 10.2% per annum, payable at 9% per annum. Under the terms of the loan, the Company (as successor to Avalon Properties) receives (as contingent interest) 50% of the cash flow after the 10.2% accrual rate is paid and 50% of the residual profits upon the sale of the community.

INDEBTEDNESS OF MANAGEMENT.

    AVALON COMPANY LOAN PROGRAM. The Company has adopted a loan program under which the Company lends amounts to or on behalf of employees ("Stock Loans") equivalent to the employees' tax liabilities related to grants of restricted stock to the employees under the Stock Incentive Plan (the "Grant Awards"). The amount of each advance extended to an employee under a Stock Loan is determined on the date or dates on which the Grant Award vests and equals the amount of the tax liability related to the portion of the Grant Award then vesting, calculated using the employee's actual blended state, local and federal tax rate up to a maximum rate of 40% plus the tax liability related to the then current projected annual dividend income generated by the Grant Award calculated at a 40% tax rate (federal, state and local combined). Each employee who received such a Stock Loan executes a promissory note (a "Note") payable to the Company.

    Each Note bears interest at the Long Term Applicable Federal Rate (5.67% for Stock Loans made in 1999) in effect on the date of the Note (the "Interest Rate") and such rate is fixed until the fifth anniversary of the Note, on or after which date the Note becomes immediately due and payable upon demand by the Company (the "Maturity Date"). After the fifth anniversary of the Note and until the Maturity Date, interest continues to accrue at either the Interest Rate or, if the prevailing Short Term Applicable Federal Rate is greater or less than the Interest Rate by an increment of 4.0%, then interest accrues at the prevailing Short Term Applicable Federal Rate. Vested shares of the Grant Award serve as collateral (the "Pledged Stock") for each Note until such time as the Note has been paid in full. All dividends related to the employee's Grant Award (including dividends on unvested shares) are applied to the outstanding Stock Loan balance, first to interest, then to outstanding principal. If the market value of the Pledged Stock declines such that the Stock Loan exceeds 50% of the value of the Pledged Stock (the "LTV ratio"), then the Company may require the employee to make a cash payment sufficient to bring the LTV ratio below 50%, or the Company may sell or otherwise dispose of the amount of Pledged Stock needed to bring the LTV ratio below 50%. The Company's recourse against an employee under the Notes for satisfaction of the Stock Loans and all other amounts due is limited to the Company's rights in the Pledged Stock.

    As of December 31, 1999, the Company had extended Stock Loans totaling $723,265 to its employees, including the amounts of $90,746, $210,877, $98,629, $68,435 which were extended to Messrs. Meyer, Michaux, Blair and Sargeant, respectively.

ARRANGEMENT REGARDING COMMISSION PAYABLE BY A THIRD PARTY.

    In 1998, American Realty Capital Inc., a closely held real estate company of which Michael A. Futterman, a director of the Company, is the Chairman, became aware that a parcel of land was available for sale in Stamford, Connecticut.
Mr. Futterman informed the President of Avalon Properties that the site was available and introduced representatives of Avalon Properties to the person holding a purchase right to the site (the "Site Contract Owner"). After review, Avalon Properties decided that it was not interested at that time in pursuing the acquisition of the site. After Avalon Properties determined that it would not pursue the site, American Realty Capital Inc. entered into an agreement with the Site Contract Owner that provided that, if American Realty successfully acted as agent in locating a buyer for the site, American Realty would earn a commission. After the Merger, AvalonBay determined that, due to changed circumstances, the site could fit well with the Company's development strategy, and the Company has negotiated a purchase agreement with the Site Contract Owner. Pursuant to American Realty's agreement with the Site Contract Owner, if the Company's purchase agreement closes then American Realty will earn a commission of $250,000. Mr. Futterman is a member of the Board's Compensation Committee; as a result of this transaction, if the Board desires to implement an exemption from the operation of Section 16 of the Exchange Act for grants of stock and options to executive officers of the Company by way of having such grants approved by a committee of "non-employee directors" (as defined in Rule 16b-3 under the Exchange Act) then in such case Mr. Futterman will abstain during 2000 on votes relating to grants of options and shares to executive officers.

CONSULTING AND NONCOMPETITION ARRANGEMENT WITH MR. MEYER.

    In March 2000, the Company and Mr. Meyer announced that Mr. Meyer would retire as Executive Chairman of the Company following the 2000 Annual Meeting. Although Mr. Meyer will cease his day to day involvement with the Company as an executive officer, Mr. Meyer is standing for re-election as a director and intends to continue to serve as a director following the 2000 Annual Meeting. In addition, pursuant to a consulting agreement Mr. Meyer has agreed that he will serve as a consultant to the Company for three years following his retirement. In such capacity he will assist with respect to transitional matters that may arise in connection with his retirement, he will respond to requests for assistance or information concerning business matters with which he became familiar while employed, and he will provide business advice and counsel to the Company with respect to business strategies and acquisitions, dispositions, development and redevelopment of multifamily rental properties. In addition, Mr. Meyer has agreed that during the three year consulting period he will not participate, as an officer, employee, consultant or in any other manner, in the affairs of a publicly-traded real estate investment trust or publicly-traded real estate company that, in either case, is primarily or significantly involved in the ownership, operation, management or rental of multifamily apartment homes. During the three year consulting and noncompetition arrangement, the Company will pay to Mr. Meyer an annual fee of $1,395,000. In addition, in recognition of extra efforts that will be needed during the first four calendar quarters of his retirement on account of transitional matters, the Company will grant to Mr. Meyer an additional 5,880 shares of Common Stock per calendar quarter. In addition to the consulting agreement, in connection with Mr. Meyer's retirement the Company also entered into a Mutual Release and Separation Agreement and a Retirement Agreement (see "Employment Agreements and Severance Arrangements"). Pursuant to the Retirement Agreement, additional noncompetition arrangements of a more restrictive nature than described above will apply for so long as Mr. Meyer serves as a director of the Company.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    On November 11, 1998, PricewaterhouseCoopers LLP was dismissed and Arthur Andersen LLP was engaged as the principal independent public accountant for the Company. The decision to change accountants was unanimously approved by the Company's Board of Directors.

    The reports of PricewaterhouseCoopers LLP on the financial statements of the Company for the years ended December 31, 1996 and 1997 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company's fiscal years ended December 31, 1996 and 1997, and the subsequent interim period through November 11, 1998, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference thereto in their reports on the financial statements for such years.

    During the Company's fiscal years ended December 31, 1996 and 1997, and the subsequent interim period through November 11, 1998, Arthur Andersen LLP was not engaged as an independent accountant to audit either the Company's financial statements or the financial statements of any of its subsidiaries, nor was it consulted regarding the application of the Company's accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements.

    Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions. Representatives of PricewaterhouseCoopers LLP are not expected to be present at the Annual Meeting.

                                 OTHER MATTERS

SOLICITATION OF PROXIES

    The cost of solicitation of proxies in the form enclosed herewith will be paid by the Company. In addition to the solicitation of proxies by mail, the directors, officers and employees of the Company may also solicit proxies personally or by telephone without additional compensation for such activities. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. The Company will reimburse such holders for their reasonable expenses.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETINGS

    Stockholder proposals (including director nominations) submitted pursuant to Exchange Act Rule 14a-8 for inclusion in the Company's proxy statement and form of proxy for the 2001 Annual Meeting of Stockholders must be received by the Company by December 11, 2000. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such a proposal to be included in the proxy statement and form of proxy.

    For a proposal of a stockholder (including director nominations) to be presented at the Company's 2001 Annual Meeting of Stockholders, other than a stockholder proposal submitted pursuant to Rule 14a-8 of the Exchange Act, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company, together with all supporting documentation required by the Company's Bylaws, (A) not prior to November 11, 2000 nor later than February 24, 2001 or (B) in the event that the 2000 Annual Meeting of Stockholders is called for a date prior to May 3, 2001, not later than the close of business on (1) the twentieth (20th) calendar day (or if that day is not a business day for the Company, on the next succeeding business day) following the earlier of (x) the date on which notice of the date of such meeting was mailed to stockholders, or (y) the date on which the date of such meeting was publicly disclosed, or (2) if such date of notice or public disclosure occurs more than seventy-five (75) calendar days prior to the scheduled date of such meeting, then the later of (x) the twentieth (20th) calendar day (or if that day is not a business day for the Company, on the next succeeding business day) following the date of the first to occur of such notice or public disclosure or (y) the seventy-fifth (75th) calendar day prior to such scheduled date of such meeting (or if that day is not a business day for the Company, on the next succeeding business day).

    Any such proposals should be mailed to: AvalonBay Communities, Inc., 2900 Eisenhower Avenue, Suite 300, Alexandria, Virginia 22314, Attention: Secretary.

OTHER MATTERS TO BE PRESENTED

    The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

    REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS IMPORTANT TO THE COMPANY. PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD TODAY.

                            FOLD AND DETACH HERE
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            PROXY FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS OF
                         AVALONBAY COMMUNITIES, INC.
                 THIS PROXY IS SOLICITED ON BEHALF OF THE
         BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE

     The undersigned stockholder(s) of AvalonBay Communities, Inc. (the "Company") hereby appoints Messrs. Richard L. Michaux and Thomas J. Sargeant, and each of them singly, as proxies, each with full power of substitution, for and in the name of the undersigned at the 2000 Annual Meeting of Stockholders of the Company to be held at The Plaza Hotel, Fifth Avenue and Central Park South, New York, NY 10019 on May 10, 2000 at 9:30 a.m. local time, and at any and all adjournments thereof, to vote all shares of common stock of the Company held of record by the undersigned on March 20, 2000, as if the undersigned were present and voting the shares.

/X/ PLEASE MARK VOTE AS IN THIS EXAMPLE.

1. To elect eight directors to hold office until the 2001 Annual Meeting of Stockholders and until their successors are duly elected and qualified.

NOMINEES: Gilbert M. Meyer, Richard L. Michaux, Bruce A. Choate, Michael A.
          Futterman, John J. Healy, Jr., Brenda J. Mixson, Lance R. Primis and Allan D. Schuster

/ / FOR all nominees                             / / WITHHOLD AUTHORITY
    listed above (except as indicated                to vote for the nominees
    to the contrary).                                listed above.

(INSTRUCTIONS: To withhold authority to vote for any nominee, write the nominee's name on the space provided below.)

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2. The proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

                          (TO BE SIGNED ON REVERSE SIDE)

                                 FOLD AND DETACH HERE
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                              (continued from other side)

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED FOR EACH NOMINEE NAMED IN PROPOSAL 1, AND IN ACCORDANCE WITH THE PROXIES' DISCRETION ON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

/ / MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW:



                                       Date:___________________________, 2000

                                       ______________________________________
                                                     Signature

                                       ______________________________________
                                             Signature if held jointly

                                       NOTE: (Please date this Proxy and sign
                                       exactly as your name appears hereon.
                                       When signing as attorney, executor,
                                       administrator, trustee or guardian,
                                       please give your full title. If there
                                       is more than one trustee, all should
                                       sign. All joint owners should sign.)